INGRAM
MICRO
                          Content Agreement


This agreement (Agreement) is made and entered into as of the ______ day of ________________, 199___ (The Commencement Date)
between Ingram Micro Inc., a Delaware corporation (Ingram), and Camelot Distributing Inc. (Reseller).

The parties agree as follows:

1. Delivery and License. Pursuant to this Agreement, Ingram may provide Reseller data and information, which may include text, music, video, drawings and photographs that may be updated from time to time, regarding Tech Notes II (collectively Content) for use by Reseller including, but not limited to, display via the World Wide Web, CD-ROM disk, and other electronic media. Ingram hereby grants Reseller a non-exclusive, limited, worldwide license to use and display to end users the Content. Reseller may, at its discretion, make minor additions or minor deletions to data from the Content but Reseller is not authorized to alter Content data or the fields or data structure thereof. Any use, distribution, display or transmission not expressly authorized in this Section 1 or to other than Reseller's end users is a material breach of this Agreement and Ingram may seek all available remedies at law and in equity.

2. Use. Reseller agrees that whether or not Ingram owns all proprietary rights in materials and data comprising the Content, Ingram owns the copyright in the selection, coordination, enhancement, arrangement, and compilation of the Content, including the fields and data structures thereof. Reseller will not use, reproduce, display, transmit or redistribute the Content or the selection, coordination, enhancement, arrangement, or compilation of such Content or the fields and data structures thereof except as expressly authorized pursuant to Section 1.

3. Warranties. Ingram warrants that it either is the owner of all applicable rights necessary to provide the Content to Reseller or has acquired all such necessary rights and permission from the owner(s) of those rights. Ingram does not warrant that the distribution of the Content will be uninterrupted or error free. Ingram shall not be responsible for screening, editing, or monitoring the Content prior to its delivery to Reseller.

4. No Additional Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, INGRAM MAKES NO OTHER WARRANTIES AND RESELLER ACKNOWLEDGES THAT THE CONTENT IS DISTRIBUTED "AS IS". INGRAM HEREBY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED REGARDING THE CONTENT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE 0F PERFORMANCE.

5. Limitation of Liability. EXCEPT AS OTHERWISE PROVIDED HEREIN, UNDER NO CIRCUMSTANCES SHALL INGRAM BE LIABLE TO THE RESELLER OR ANY THIRD PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM THE USE OR INABILITY TO USE THE CONTENT, OR ANY OTHER PROVISIONS OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE, ANTICIPATED PROFITS OR LOST BUSINESS.

6. Indemnity. Each party will defend, indemnify, save and hold harmless the other party and the officers, directors, agents, affiliates, distributors, franchisees and employees of the other party from any and all third party claims, demands, liabilities, cost or expenses, including reasonable attorney's fees (''Liabilities''), resulting from the indemnifying party's material breach of any duty, representation, or warranty of this Agreement, except where Liabilities result from the gross negligence or knowing and willful misconduct of the other party.

7. Term and Termination. This Agreement shall be effective from the Commencement Date for a period of one (1) year and shall automatically renew on the anniversary unless terminated by written notice of either party thirty (30) days prior to the expiration. Either party may terminate this Agreement without cause upon thirty
(30) days written notice to the other party. Ingram may terminate this Agreement for cause upon written notice which notice will include a ten (10) day opportunity to cure. Upon termination Reseller shall immediately cease all use and display of the Content and upon request by Ingram promptly return all id documentation embodying or relating to the Content.

8. Law. The validity, construction, and performance of this Agreement will be governed by the substantive law of the State of California, not including its law of conflicts of laws. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, unenforceable, or otherwise contrary to law, the remaining provisions of this Agreement shall remain in full force and effect.

9. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other, unless that assignment occurs in connection with the acquisition of substantially all of a party's assets or by reason of a merger or corporate reorganization.

10. Independent Contractors. The parties hereto hereby agree that in the performance of their respective obligations hereunder, they are, and shall be, independent contractors and not agents of each other.

11. Waiver. The failure of either party to enforce or to exercise, at any time or for any period of time, any term of or any right arising pursuant to this Agreement does not constitute, and shall not be construed as, a waiver of such term or right, and shall in no way affect that party's right later to enforce or exercise it.

12. Confidential Information. Each party acknowledges that confidential information may be disclosed to the other party during the course of this Agreement. Each party agrees that it shall take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information (at all times executing at least reasonable care), during the period this Agreement is in effect, three (3) years following expiration or termination of this Agreement, to prevent the duplication or disclosure of confidential information to other than by or to its employees or agents who must have access to the confidential information to perform such party's obligations hereunder.

13. Notices. All notices or other communications required to be given hereunder shall be in writing and either delivered personally or by mail or overnight courier to the parties at the address provided by each party below, unless such address has been changed and notice of such change has been delivered in accordance with this provision. All notices so mailed shall be deemed received two (2) days after postmark date.

14. Entire Agreement. The provisions of this Agreement or other agreements authorizing Reseller to use the Content constitute the entire Agreement between the parties as to the subject matter hereof. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless it is set forth in a writing that refers to the Agreement and provisions so affected and is executed by authorized representatives of both parties.
_____________________________________________________________________
Agreed as of the Commencement Date stated above.

Reseller                            Ingram

Camelot Distributing Inc.          Ingram Micro Inc.
17770 Preston Road                 1600 E. St. Andrew Place
Dallas, Texas  75252               Santa Ana, California  92705

By: /s/ Daniel Wettreich           By:  /s/ Greg Hawkins

Title:  CEO                        Title:  Sr. Vice President Sales